Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 17, 2009 on the financial statements of the Blue Chip Investor Fund as of December 31, 2008 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Blue Chip Investor Fund (SEC File No. 811-10571 and 333-73104).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 29, 2009